Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Samson Oil & Gas Limited of our report dated December 17, 2009, with respect to the consolidated financial statements for the fiscal year ended June 30, 2008 included in Samson Oil & Gas Limited’s Annual Report on Form 20-F for the year ended June 30, 2010.

/s/ Ernst & Young LLP

Denver, Colorado
April 20, 2011